Corporate Communications Department-CTW11 PO Box 27131 Raleigh, NC 27611-7131 NEWS RELEASE For Immediate Release Contact: Deanna Hart Barbara Thompson Dec. 15, 2023 Investor Relations Corporate Communications 919-716-2137 919-716-2716 Leitch Appointed to First Citizens BancShares Board of Directors RALEIGH, N.C. – David G. Leitch has been appointed to the board of directors of First Citizens BancShares, Inc. (“BancShares”) and its subsidiary, First-Citizens Bank & Trust Company (“First Citizens Bank”), effective Jan. 1, 2024. A distinguished leader, executive and lawyer, Leitch brings extensive experience and valuable insight to the board. He retired from Bank of America Corp., where he served as vice chair from 2021 to 2022 and as its global general counsel from 2016 to 2021. During his tenure at Bank of America, his responsibilities included oversight of that bank’s legal functions and relationships with regulatory and legal authorities around the world. In addition, he was chief legal advisor to the company’s board of directors and senior management, participating on several management level committees overseeing risk management, including matters relating to operational and technology related risks, compensation practices and disclosure requirements. Prior to his role at Bank of America, he served as general counsel and group vice president of Ford Motor Co. from 2005 to 2015. “I am delighted to welcome David to our board of directors, as he will bring considerable legal and banking industry knowledge to this role,” said Frank B. Holding Jr., chairman and CEO of First Citizens. “David’s executive leadership experience will also provide valuable insight and perspectives, helping our bank continue to successfully navigate the ever-changing landscape for large financial institutions.” Before joining Ford, Leitch spent several years working for the federal government in a range of roles, including deputy counsel to the president of the United States, chief counsel for the Federal Aviation Administration and deputy assistant attorney general in the U.S. Department of Justice. During his time in private practice, Leitch was a partner in the appellate litigation group at Hogan & Hartson L.L.P. (now Hogan Lovells US LLP) in Washington, D.C. After graduating first in his class from the University of Virginia School of Law in 1985, Leitch worked first as a law clerk for Circuit Judge J. Harvie Wilkinson III of the U.S. Court of Appeals for the Fourth Circuit and later for Chief Justice William H. Rehnquist of the Supreme Court of the United States. He earned his bachelor’s degree from Duke University. Leitch will serve on the board’s audit committee and compensation, nominations and governance committee. About First Citizens BancShares First Citizens BancShares, Inc. (Nasdaq: FCNCA), a top 20 U.S. financial institution with more than $200 billion in assets, is the financial holding company for First Citizens Bank. Headquartered in Raleigh, N.C., and now celebrating the 125th anniversary of its founding, First Citizens Bank has built a unique legacy of strength, stability and long-term thinking that has spanned generations. First Citizens Bank offers an array of general banking services including a network of more than 500 branches and offices in 30 states; commercial banking expertise delivering best-in-class lending, leasing and other financial services coast to coast; innovation banking serving businesses at every stage; and a nationwide direct bank. Discover more at firstcitizens.com. ###